                                                                     Exhibit 4.4


                        ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is made the          day of August, 1996 (the "Agreement") .

BETWEEN: RESIDENTIAL REINSURANCE LIMITED
               a company incorporated in the Cayman Islands of P.O. Box 309, Grand Cayman, B.W.I. (hereinafter called "Insurance") of the one part

AND:

               MIDLAND BANK TRUST CORPORATION (CAYMAN) LIMITED a company incorporated in the Cayman Islands and duly licensed to carry on business as an Insurance Manager and a Bank and Trust Company under the Laws of the said Cayman Islands of P.O. Box 1109, Grand Cayman, B.W.I. (hereinafter called "Administrator") of the other part

WHEREAS

1) Insurance is duly licensed to carry on business as an Insurance Company under the laws of the Cayman Islands (hereinafter called the "Business").

2) Insurance has requested the Administrator to provide in the Cayman Islands certain administrative, accounting and investment services which the Administrator has agreed to do subject to the terms and conditions hereinafter appearing.

3) Insurance has entered into an Indenture, dated the date hereof, with _________ as Indenture Trustee (the "Indenture") relating to the issuance of $475,000,000 aggregate principal amount of floating rate notes (the "Notes").

4) Insurance has entered into an Catastrophe Excess of Loss Reinsurance Contract (the "Reinsurance Agreement"), as Reinsurer, dated the date hereof, with United Services Automobile Association, a reciprocal interinsurance exchange organized under the laws of Texas, and USAA Casualty Insurance Company, a Florida corporation, as the Reassured with respect to potential liability from a single hurricane under policies written by the Reassured covering the Reinsurance Period, as defined in Article 1 of the Reinsurance Agreement.

5) Insurance has entered into a Claims Review Agreement, dated the date hereof, with KPMG Peat Marwick, Cayman Islands as Claims Reviewer in order to review claims submitted to Insurance for payment in accordance with the terms and conditions of the Reinsurance Agreement during the Loss Occurrence Period and Extended Claims Made Period, as defined in
         Article 1 of the Reinsurance Agreement.

6) Insurance has entered into a Loss Reserve Specialist Agreement, dated the date hereof, with Tillinghast, a Towers Perrin Company as the Loss Reserve Specialist in order to analyze the Loss Reserves submitted to Insurance for payment in connection with any commutation of the Reinsurance Agreement.

7) Insurance has entered into a Regulation 114 Trust Agreement, dated the date hereof, with _________ as the Trustee in order to create a trust account to hold assets as security for the performance by Insurance of its obligations under the Reinsurance Agreement.

8) Capitalized terms not otherwise defined herein have the respective meanings assigned to such terms in the Reinsurance Agreement.

NOW IT IS HEREBY AGREED by Insurance and the Administrator (the "Parties") as follows:

1. Insurance hereby retains the Administrator and the Administrator agrees to provide such services as are, and subject to the terms and conditions, hereinafter set forth.

2.       The Administrator hereby agrees:

         (a) To perform and provide the services (the "Services") necessary and appropriate to the Business of Insurance in and from within the Cayman Islands as follows:

               (i) To provide general banking and investment services in such a manner as may be agreed upon from time to time and in particular but without prejudice to the generality of the foregoing to administer the investment of Insurance's funds in accordance with Insurance's investment policy as notified to the Administrator from time to time and the Administrator shall not be liable for any loss suffered by Insurance as a result of the Administrator acting in accordance with such policy.

               (ii) Subject to clause 3 (b) hereof to maintain all reasonable and necessary records and accounts, including, but not limited to, claims files, as may be required in the normal course of Insurance's business and in order to comply with any laws or regulations of the Cayman Islands in such manner as may be agreed upon from time to time and in particular without prejudice to the generality of the foregoing to maintain the minute book, statutory registers and other corporate records of Insur- ance.

               (iii) Subject to Clause 3 (b) hereof to prepare and submit regular reports not less frequently than quarterly to Insurance in respect of Insurance's business in such form as may be agreed upon from time to time.

               (iv) To deal with correspondence relating to Insurance's business, including, but not limited to, correspondence relating to claims made by the Reassured under the Reinsurance Agreement.

               (v) To deliver to the Indenture Trustee a Principal Reduction Notice which shall advise the Indenture Trustee of the payment by the Issuer of a Reinsurance Amount (as defined in the Indenture) under the Reinsur- ance Agreement and shall specify the amount of such Reinsurance Amount.

               (vi) To provide the services of Secretary and/or Assistant Secretary to Insurance and also to make available such members of its staff as may be necessary to carry out efficiently its duties hereunder.

               (vii) To consider any request of Insurance to provide services of one or more Directors or other officers of Insurance provided that the Administrator shall be under no obligation to provide or to continue to provide such services.

               (viii) Prepare and submit all filings required by and handle all correspondence with any regulatory authorities pertaining to the Business.

               (ix) To maintain the registered office of Insurance at its own offices as set out above and to make available within its premises such non-exclusive space as may be necessary to carry out efficiently its duties hereunder.

         (b) Not to cause Insurance to enter into any contracts of insurance or reinsurance (other than the Reinsurance Agreement) or to enter into any commitments, loans or obligations or any loss adjustment, agency or management agreement whatsoever or settle or agree to any claims, disputes, actions or proceedings or charge, mortgage, pledge, encumber or otherwise restrict or dispose of Insurance's property or assets or generally take any action regarding the Business of Insurance without the prior approval of Insurance and not to hold itself out as permitted to do any of the aforesaid.

         (c) To keep confidential all documents, materials and other information relating to the Business of Insurance and not to disclose any of the aforesaid without the prior consent of Insurance, unless it shall in good faith determine that such disclosure is necessary to protect the interests of the Administrator or is required by any applicable law or regulation.

         (d) To use its best efforts to keep Insurance informed of all matters necessary to maintain Insurance in good standing under the laws of the Cayman Islands and to keep Insurance informed of developments in the Cayman Islands which may affect the Business of Insurance.

         (e) To provide such services as may be necessary to permit Insurance to perform all affirmative acts required to be performed by Insurance under the Indenture, including but not limited to [specify sections in Indenture requiring acts by the issuer] of the Indenture, and to perform any other acts reasonably necessary or otherwise required in the performance of the obligations of Insurance under the Indenture.

         (f) To provide such services as may be necessary to permit Insurance to fulfill Insurance's obligations under the Interest Rate Swap Agreement and any other acts reasonably necessary or otherwise required in the administration of the Interest Rate Swap Agreement.

         (g) To provide such services as may be necessary to permit Insurance to fulfill Insurance's obligations under the Claims Review Agreement, and any other acts reasonably necessary or otherwise required in the administration of the Claims Review Agreement.

         (h) To provide such services as may be necessary to permit Insurance to fulfill Insurance's obligations under the Loss Reserve Specialist Agreement, and any other acts reasonably necessary or otherwise required in the administration of the Loss Reserve Specialist Agreement.

         (i) To provide such services as may be necessary to permit Insurance to fulfill Insurance's obligations under the Reinsurance Agreement, and any other acts reasonably necessary or otherwise required in the administration of the Reinsurance Agreement.

         (j) To provide such services as may be necessary to permit Insurance to fulfill Insurance's obligations under the Regulation 114 Trust Agreement, and any other acts reasonably necessary or otherwise required in the administration of the Regulation 114 Trust Agreement.

         (k) To provide such services as may be necessary to permit Insurance to fulfill Insurance's obligations as issuer of the Notes under applicable United States or Cayman Islands law, including but not limited to the United States Securities Act of 1933, Trust Indenture Act of 1939 and Securities Exchange Act of 1934, as instructed by Insurance or by counsel to Insurance.

         (l) To provide to the Company to the extent required by law, reports on taxable benefits, and the amounts, if any, withheld pursuant to applicable income tax laws, both as payments of Claims are made and as of the end of each calendar or fiscal year of the Ceding Insurer.

         (m) To comply with claims file maintenance, record retention and reconciliation requirements in conformity with the standards of performance set forth in the Claims Review Agreement or as otherwise agreed by the Parties or required by applicable law.

         (n) To engage and direct, as necessary, attorneys, consultants or other professionals in connection with the processing, defense and handling of any Claims.

3. (a) Until and unless otherwise amended by valid resolution of the Board of Directors of Insurance (a certificated copy of which shall be delivered to the Administrator) the Administrator shall be entitled to assume that the approval and authorization of Insurance of any act, deed, document, matter or thing has been given if it shall have been notified whether in writing, verbally, by telephone, telecopier, telex or cable by any one of the following:

                                   [ TO COME ]

         and it shall not be obliged to make further enquiry thereafter of Insurance and shall be under no liability or obligation whatsoever to Insurance for so assuming and relying whether or not such approval or authorization has been actually given.

         (b) Insurance shall promptly supply to the Administrator all such information, documents and instructions as are required by the Administrator to fulfil its obligations hereunder.

         (c) The Administrator shall not be liable as a result of any failure on Insurance's part promptly to give proper authorizations, instructions, approvals, information and documents as may be necessary to enable the Administrator to carry out its obligations hereunder.

4.       (a)   In consideration for the provision of services hereunder, the
               Administrator shall be entitled to a fee of $_____, payable [on the effective date hereof].

         (b) In addition to the fees specified in paragraph (a) of this Clause, the Administrator shall be entitled to be reimbursed for all governmental or similar fees, charges, taxes, duties and imposts whatsoever levied on or in respect of Insurance or its Business as may be properly incurred, as well as all reasonable out of pocket expenses (including, but not limited to, telex, telephone, postage and stationery) as the Administrator may incur in the execution of its duties hereunder, provided, however, that such fees, charges, taxes, duties and imposts shall not exceed $____ per month, or an aggregate amount of $_____. The Administrator may debit the same to Insurance's account with the Administrator at the time they are incurred PROVIDED ALWAYS THAT the Administrator shall not be obliged to incur any disbursement on Insurance's behalf unless in its sole determination there are sufficient funds standing to the credit of Insurance's account with the Administrator to cover the full amount of all outstanding and anticipated fees and disbursements for Insurance.

5.       (a)   The Administrator shall not be liable for any damage, loss, costs or expenses whatsoever to or of Insurance at any time from any cause whatsoever unless caused by the Administrator's own negligence, actual fraud or wilful or wanton misconduct or that of any of its directors, officers or employees.

         (b) Insurance agrees to indemnify and hold harmless the Administrator, its direc- tors, officers and employees and each of them against any liability, actions, proceedings, claims, demands, costs or expenses whatsoever which they or any of them may incur or be subject to in consequence of this Agreement or as a result of the performance of the functions and services provided for hereunder except as a result of the negligence, actual fraud or wilful or wanton miscon- duct of the Administrator or any of its directors, officers, employees or Agents as the case may be and this indemnity shall expressly inure to the benefit of any director, officer or employee existing or future and to the benefit of any successor of the Administrator hereunder.

         (c) Administrator agrees to indemnify and hold harmless Insurance, its directors, officers and employees and each of them against any liability, actions, pro- ceedings, claims, demands, costs or expenses whatsoever which they or any of them may incur or be subject to in consequence of this Agreement as a result of the negligence, actual fraud or wilful or wanton misconduct of the Admin- istrator or any of its directors, officers, employees or Agents as the case may be and this indemnity shall expressly inure to the benefit of any director, officer or employee existing or future and to the benefit of any successor of Insurance hereunder.

6.       (a)   The parties hereto agree that they will both use their best endeavors to ensure that no breach of any laws or regulations of the Cayman Islands occurs in connection with the operation of Insurance's Business in and from within the Cayman Islands.

         (b)   Insurance acknowledges the obligation of the Administrator under
               Section 8(5) of the Insurance Law, 1979, as amended, to notify the Governor of the Cayman Islands if the Administrator feels cause for concern regarding the probity or soundness of an insurer or reinsurer for or with whom the Administrator carries on business.

7.       (a)   As used in this Section 7, the term "Confidential Information"
               shall mean any information derived in connection with the provision of Services by the Administrator, except such information which was previously known by the Administrator and not considered confidential and/or is or becomes generally available to the public other than as a result of disclosure by the Administrator or its directors, officers, employees, agents or representatives, and/or is or becomes available to the Administrator on a non-confidential basis from a source other than Insurance.


         (b) The Administrator will hold all Confidential Information confidential and will not disclose such Confidential Information to any person except as may be re- quired to perform the Services, as authorized in advance by Insurance in writing or otherwise, or as may be required by law, in which case the Admin-istrator shall promptly provide notice to Insurance that such Confidential Information has been subpoenaed or otherwise demanded, so that Insurance may seek a protective order or other appropriate remedy. The Administrator will use its reasonable best effort to obtain or assist Insurance in obtaining such protective order or other remedy.

8.       (a)   This Administrative Services Agreement may be terminated by the
               Administrator:

               (i) upon 45 days' written notice by the Administrator to Insurance if Insurance fails to perform or observe in any material respect, or commits a material breach of, any material provision of this Administrative Services Agreement and such failure or breach has not been cured to the reasonable satisfaction of the Administrator within 30 days after notice thereof; or

               (ii) upon written notice by the Administrator to Insurance if
                    Insurance fails to make payment of any fees or expenses in accordance with Section 4 and such failure has not been cured within ten days after the date such payment was due.

         (b)   This Administrative Services Agreement may be terminated by
               Insurance:

               (i) upon written notice by Insurance to the Administrator (such notice to specify the date of termination, which may not be later than six months following such notice) if the Administrator fails to perform or to observe in any material respect, or commits a material breach of, any material provision of this Administrative Services Agreement relating to Insurance and such failure or breach has not been cured to the reasonable satisfaction of Insurance within 30 days after notice thereof; or

               (ii) upon 30 days notice for any reason.

         (c)   In the event of termination of this Administrative Services
               Agreement:

               (i) Insurance shall immediately arrange, at Insurance's sole cost, for the return or transfer to a succeeding Administrator, if any, of all Books and Records of Insurance provided to the Administrator; and

               (ii) the Administrator will cooperate fully with Insurance in such return or transfer.

         (d) The termination of this Administration Services Agreement as to any Party shall be without prejudice to any rights or liabilities of any Party hereunder which shall have accrued prior to such termination and shall not affect any provisions of this Administration Services Agreement that are expressly or by necessary implication intended to survive such termination.

         (e) No termination of this Administrative Services Agreement, or other resignation or removal of the Administrator, and no appointment of a successor Adminis- trator, shall become effective until the acceptance of appointment by the successor Administrator in accordance with this Section 8(e). Any successor Administrator shall deliver a written acceptance of its appointment to the retir- ing Administrator and to Insurance. Thereupon, the resignation or removal of the retiring Administrator shall become effective, and the successor Adminis-trator shall have all the rights, powers and duties of the Administrator under this Administrative Services Agreement.

9. Each of the Parties hereto acknowledges and agrees that the Administrator is acting solely as an agent of Insurance in rendering the Services hereunder and nothing herein contained, express or implied, is intended to create any other relationship, whether as principal or otherwise.

10. Except for the assignment by Insurance to the Indenture Trustee (as defined in the Indenture), in accordance with the terms of the Indenture, none of the parties thereto shall assign or transfer or permit the assignment or transfer of this Administrative Services Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld. All such assignments shall be subject to all necessary regulatory approvals.

11. All written notices required under this Administrative Services Agreement shall be given in writing and shall be deemed to have been given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)   if to Insurance, to:

               RESIDENTIAL REINSURANCE LIMITED
               c/o Midland Bank Trust Corporation
                 (Cayman) Limited
               P.O. Box 309
               Grand Cayman, Cayman Islands
               British West Indies
               Telephone No.:  (809) 949-7755
               Telecopy No.:   (809) 949-7634
               Attention:  President

         (b)   if to the Administrator, to:

               [         ]

12. This Administrative Services Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands (regardless of the laws that might otherwise govern under applicable principles of conflicts law) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

13.      The effective date of this Agreement shall be the    day of August,
         1996 .

IN WITNESS WHEREOF the parties have cause to be affixed their Common Seals the day and year first before written.

The Common Seal of RESIDENTIAL REINSURANCE LIMITED

was hereunder affixed and acknowledged by

and

in the presence of:

The Common Seal of MIDLAND BANK
TRUST CORPORATION (CAYMAN) LIMITED
was hereto affixed and acknowledged by


and


in the presence of: